Exhibit 99.1
Trimble Announces Record 2019 Financial Results

•	Record annual revenue, net income, operating cash flow

•	Annualized recurring revenue of $1.13 billion, up 6 percent

SUNNYVALE, Calif., Feb. 12, 2020 - Trimble Inc. (NASDAQ: TRMB) today announced fourth quarter and fiscal year 2019 financial results.
Fourth Quarter 2019 Financial Summary
Fourth quarter 2019 GAAP revenue of $824.0 million was up 5 percent as compared to the fourth quarter of 2018. Fourth quarter 2019 non-GAAP revenue of $826.7 million was up 4 percent as compared to the fourth quarter of 2018. Fourth quarter 2019 was a 14-week quarter and fourth quarter 2018 was a 13-week quarter.
Buildings and Infrastructure revenue was $313.8 million, up 9 percent. Geospatial revenue was $168.7 million, down 6 percent. Resources and Utilities revenue was $138.1 million, up 6 percent. Transportation revenue was $206.1 million, up 5 percent. Segment revenues reflect the results of Trimble's reportable segments under its management reporting system and are non-GAAP measures.
GAAP operating income was $88.2 million, down 2 percent as compared to the fourth quarter of 2018. GAAP operating margin was 10.7 percent of revenue as compared to 11.4 percent of revenue in the fourth quarter of 2018.
GAAP net income was $279.3 million, up 223 percent as compared to the fourth quarter of 2018. GAAP diluted earnings per share was $1.11 as compared to GAAP diluted income per share of $0.34 in the fourth quarter of 2018.
Non-GAAP operating income of $178.2 million was up 4 percent as compared to the fourth quarter of 2018. Non-GAAP operating margin was 21.6 percent of revenue as compared to 21.7 percent of revenue in the fourth quarter of 2018.
Non-GAAP net income of $134.1 million was up 10 percent as compared to the fourth quarter of 2018. Non-GAAP diluted earnings per share were $0.53 as compared to non-GAAP diluted earnings per share of $0.48 in the fourth quarter of 2018.
The GAAP tax rate benefit for the quarter was 271 percent as compared to a tax rate benefit of 28 percent in the fourth quarter of 2018, and the non-GAAP tax rate was 19 percent both in the fourth quarter of 2019 and 2018. Consistent with changes in tax laws and to align with our international business operations, a non-U.S. intercompany transfer of intellectual property, completed in the fourth quarter, resulted in a one-time tax benefit for the fourth quarter of 2019.
"Our quarterly results exceeded expectations and we closed the year with good performance," said Rob Painter, Trimble's president and chief executive officer. "Our strategy is more compelling than ever and cash flow and annualized recurring revenue reflected notable expansion."

Fiscal 2019 Financial Summary
Fiscal 2019 GAAP revenue of $3,264.3 million was up 5 percent as compared to fiscal 2018. Fiscal 2019 non-GAAP revenue of $3,271.3 million was up 4 percent as compared to fiscal 2018. Fiscal 2019 was a 53-week year and 2018 was a 52-week year.
Buildings and Infrastructure revenue was $1,258.2 million, up 16 percent. Geospatial revenue was $649.4 million, down 10 percent. Resources and Utilities revenue was $571.4 million, up 1 percent. Transportation revenue was $792.3 million, up 5 percent. Segment revenues reflect the results of Trimble's reportable segments under its management reporting system and are non-GAAP measures.
GAAP operating income was $375.9 million, up 17 percent as compared to fiscal 2018. GAAP operating margin was 11.5 percent of revenue as compared to 10.3 percent of revenue in fiscal 2018.
GAAP net income was $514.3 million, up 82 percent as compared to fiscal 2018. GAAP diluted earnings per share were $2.03 as compared to GAAP diluted earnings per share of $1.12 in fiscal 2018.
Non-GAAP operating income of $667.8 million was up 4 percent as compared to fiscal 2018. Non-GAAP operating margin was 20.4 percent of revenue as compared to 20.6 percent of revenue in fiscal 2018.
Non-GAAP net income of $502.6 million was up 2 percent as compared to fiscal 2018. Non-GAAP diluted earnings per share were $1.99 as compared to non-GAAP diluted earnings per share of $1.94 in fiscal 2018.
The GAAP tax rate benefit for the year was 49 percent, driven by the intellectual property transfer as noted above. The tax rate benefit was 2 percent in fiscal 2018. The non-GAAP tax rate was 20 percent as compared to 19 percent in fiscal 2018.

Operating cash flow for fiscal 2019 was $585.0 million, up 20 percent as compared to fiscal 2018. Deferred revenue for fiscal 2019 was $541.9 million, up 40 percent as compared to fiscal 2018.
During fiscal 2019, Trimble repurchased approximately 4.7 million shares for $180 million. Approximately $172 million remains under the current share repurchase authorization as of the end of the fourth quarter.
Forward Looking Guidance
For the first quarter of 2020, Trimble expects to report GAAP revenue between $778 million and $808 million and GAAP earnings per share of $0.14 to $0.18, and non-GAAP revenue between $780 million and $810 million and non-GAAP earnings per share of $0.40 to $0.45. GAAP guidance assumes a tax rate of 21 to 22 percent and non-GAAP guidance assumes a tax rate of 17 to 18 percent. Both GAAP and non-GAAP earnings per share assume approximately 252 million shares outstanding. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures and other information relating to these non-GAAP measures are included in the supplemental reconciliation schedule attached.
Investor Conference Call / Webcast Details
Trimble will hold a conference call on February 12 at 2:00 p.m. PT to review its fourth quarter 2019 results. An accompanying slide presentation will be made available on the "Investors" section of the Trimble website, www.trimble.com, under the subheading "Events & Presentations." The call will be broadcast live on the web at http://investor.trimble.com. Investors without internet access may dial into the call at (800) 528-9198 (U.S.) or (702) 928-6633 (international). The passcode is 2590949. The replay will also be available on the web at the address above.
Use of Non-GAAP Financial Information
In addition to financial information prepared in accordance with GAAP, this press release also contains certain non-GAAP financial measures based upon management’s view of performance, including:

•	Non-GAAP revenue

•	Non-GAAP recurring revenue

•	Non-GAAP operating income

•	Non-GAAP operating margin

•	Non-GAAP net income

•	Non-GAAP diluted earnings per share

•	Non-GAAP tax rate
Trimble uses non-GAAP recurring revenue as a component of its performance measure annualized recurring revenue in order to provide investors with a supplementary indicator of the value of the Company's current recurring revenue contracts. For the fourth quarter of 2019, recurring revenue on a GAAP basis was $303.0 million, and non-GAAP recurring revenue was $303.8 million, which excluded $0.8 million related to the elimination of the deferred revenue adjustment in connection with acquisitions.
Segment data reflects the results of Trimble's reportable segments under its management reporting system. Segment revenue and operating income are consistent with the respective non-GAAP measures discussed below and in the attached supplemental schedules. Investors are encouraged to review the specific non-GAAP measures, which Trimble uses along with a reconciliation to the nearest comparable GAAP measures and the explanation for why these non-GAAP measures provide useful information to investors regarding the financial condition and results of operations and why management chose to exclude selected items, which can be found at the end of this press release. Additional financial information about Trimble's use of non-GAAP results can be found on the investor relations section of Trimble's website at: http://investor.trimble.com.
Annualized recurring revenue
In addition to providing financial measures, Trimble provides an annualized recurring revenue (ARR) performance measure. Annualized recurring revenue is calculated by dividing non-GAAP recurring revenue for the current quarter by the number of days in the quarter, and multiplying by 365. Annualized recurring revenue should be viewed independently of revenue and deferred revenue as it is a performance measure and is not intended to be combined with or to replace either of those items.
About Trimble
Trimble is transforming the way the world works by delivering products and services that connect the physical and digital worlds. Core technologies in positioning, modeling, connectivity and data analytics enable customers to improve productivity, quality, safety and sustainability. From purpose built products to enterprise lifecycle solutions, Trimble software, hardware and services are transforming industries such as agriculture, construction, geospatial and transportation. For more information about Trimble (NASDAQ:TRMB), visit: www.trimble.com.
Safe Harbor

Certain statements made in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include expectations for future financial market and economic conditions, the ability to deliver revenue, earnings per share and other financial projections that Trimble has guided for the first quarter of 2020, and fiscal 2020, including the expected tax rate, anticipated impact of stock-based compensation expense, amortization of intangibles related to previous acquisitions, anticipated acquisition costs, debt issuance costs, restructuring charges, the anticipated number of diluted shares outstanding, the Company's long-term growth targets and operating margins. These forward-looking statements are subject to change, and actual results may materially differ due to certain risks and uncertainties. Trimble's expected tax rate and current expected income are based on the Company's tax structure under current law, including where the Company's assets are deemed to reside for tax purposes, evolving interpretations of U.S. and other applicable tax laws, changes in the estimates of credits, benefits and deductions, the resolution of issues by various tax authorities, and other factors. The Company's results may be adversely affected if the Company is unable to market, manufacture and ship new products, obtain new customers, or effectively integrate new acquisitions. The Company's results would also be negatively impacted by adverse geopolitical developments, weakening in the macro environment, foreign exchange fluctuations, critical part supply chain shortages, the imposition of barriers to international trade, and a further softening in the agricultural sector. Any failure to achieve predicted results could negatively impact the Company's revenue, cash flow from operations, and other financial results. The Company's financial results will also depend on a number of other factors and risks detailed from time to time in reports filed with the SEC, including its quarterly reports on Form 10-Q and its annual report on Form 10-K. Undue reliance should not be placed on any forward-looking statement contained herein. These statements reflect the Company’s position as of the date of this release. The Company expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in the Company’s expectations or any change of events, conditions, or circumstances on which any such statement is based.
FTRMB

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Fourth Quarter of		Fiscal Years
	2019	2018	2019	2018
Revenue:
Product	$466.5	$471.4	$1,934.8	$1,999.9
Service	184.4	167.3	686.2	588.7
Subscription	173.1	146.8	643.3	519.8
Total revenue	824.0	785.5	3,264.3	3,108.4
Cost of sales:
Product	220.9	215.8	939.4	938.9
Service	61.7	63.5	253.9	247.3
Subscription	58.6	43.0	196.0	138.0
Amortization of purchased intangible assets	22.8	28.0	94.1	103.2
Total cost of sales	364.0	350.3	1,483.4	1,427.4
Gross margin	460.0	435.2	1,780.9	1,681.0
Gross margin (%)	55.8%	55.4%	54.6%	54.1%
Operating expense:
Research and development	119.6	112.6	469.7	446.1
Sales and marketing	128.3	125.2	504.2	479.8
General and administrative	90.7	87.2	330.6	349.8
Restructuring charges	16.8	1.9	26.8	8.2
Amortization of purchased intangible assets	16.4	18.7	73.7	76.4
Total operating expense	371.8	345.6	1,405.0	1,360.3
Operating income	88.2	89.6	375.9	320.7
Non-operating expense, net:
Interest expense, net	(20.2)	(22.4)	(82.4)	(73.2)
Income from equity method investments, net	5.3	5.5	35.8	28.7
Other income (expense), net	2.0	(4.7)	15.5	1.8
Total non-operating expense, net	(12.9)	(21.6)	(31.1)	(42.7)
Income before taxes	75.3	68.0	344.8	278.0
Income tax benefit	(204.1)	(18.8)	(169.7)	(5.3)
Net income	279.4	86.8	514.5	283.3
Net gain attributable to noncontrolling interests	0.1	0.3	0.2	0.5
Net income attributable to Trimble Inc.	$279.3	$86.5	$514.3	$282.8
Earnings per share attributable to Trimble Inc.:
Basic	$1.12	$0.34	$2.05	$1.13
Diluted	$1.11	$0.34	$2.03	$1.12
Shares used in calculating diluted earnings per share:
Basic	249.5	251.4	250.8	250.0
Diluted	251.6	254.6	252.9	253.4

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	Fiscal Years
As of	2019	2018
Assets
Current assets:
Cash and cash equivalents	$189.2	$172.5
Accounts receivable, net	608.2	512.6
Inventories	312.1	298.0
Other current assets	102.3	106.0
Total current assets	1,211.8	1,089.1
Property and equipment, net	241.4	212.9
Operating lease right-of-use assets	140.3	—
Goodwill	3,680.6	3,540.0
Other purchased intangible assets, net	678.7	744.3
Deferred income tax assets	475.5	12.2
Other non-current assets	212.4	177.9
Total assets	$6,640.7	$5,776.4
Liabilities and Stockholders' Equity
Current liabilities:
Short-term debt	$219.0	$256.2
Accounts payable	159.3	147.6
Accrued compensation and benefits	123.5	169.2
Deferred revenue	490.4	348.4
Other current liabilities	198.1	133.8
Total current liabilities	1,190.3	1,055.2
Long-term debt	1,624.2	1,712.3
Deferred revenue, non-current	51.5	38.8
Deferred income tax liabilities	318.2	73.8
Income taxes payable	69.1	71.3
Operating lease liabilities	114.1	—
Other non-current liabilities	152.9	150.2
Total liabilities	3,520.3	3,101.6
Stockholders' equity:
Common stock	0.2	0.3
Additional paid-in-capital	1,692.8	1,591.9
Retained earnings	1,602.8	1,268.3
Accumulated other comprehensive loss	(176.8)	(186.1)
Total Trimble Inc. stockholders' equity	3,119.0	2,674.4
Noncontrolling interests	1.4	0.4
Total stockholders' equity	3,120.4	2,674.8
Total liabilities and stockholders' equity	$6,640.7	$5,776.4

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Fiscal Years
	2019	2018
Cash flow from operating activities:
Net income	$514.5	$283.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	39.4	35.6
Amortization expense	167.8	179.6
Deferred income taxes	(220.2)	(47.6)
Stock-based compensation	75.0	76.9
Income (loss) from equity method investments, net of dividends	(7.8)	1.9
Other, net	5.5	21.3
(Increase) decrease in assets:
Accounts receivable, net	(96.0)	(51.0)
Inventories	(21.3)	(45.0)
Other current and non-current assets	11.0	(17.6)
Increase (decrease) in liabilities:
Accounts payable	14.5	(2.0)
Accrued compensation and benefits	(46.4)	18.6
Deferred revenue	148.2	76.3
Other current and non-current liabilities	0.8	(43.6)
Net cash provided by operating activities	585.0	486.7
Cash flow from investing activities:
Acquisitions of businesses, net of cash acquired	(220.8)	(1,763.5)
Acquisitions of property and equipment	(69.0)	(67.6)
Purchases of short-term investments	—	(24.0)
Proceeds from maturities of short-term investments	—	6.2
Proceeds from sales of short-term investments	—	196.8
Other, net	14.5	2.5
Net cash used in investing activities	(275.3)	(1,649.6)
Cash flow from financing activities:
Issuance of common stock, net of tax withholdings	29.1	40.2
Repurchases of common stock	(179.8)	(93.0)
Proceeds from debt and revolving credit lines	1,195.4	2,976.4
Payments on debt and revolving credit lines	(1,322.9)	(1,925.1)
Other, net	(14.4)	(9.1)
Net cash provided by (used in) financing activities	(292.6)	989.4
Effect of exchange rate changes on cash and cash equivalents	(0.4)	(12.5)
Net increase (decrease) in cash and cash equivalents	16.7	(186.0)
Cash and cash equivalents - beginning of period	172.5	358.5
Cash and cash equivalents - end of period	$189.2	$172.5

REPORTING SEGMENTS
GAAP TO NON-GAAP RECONCILIATION
(In millions)
(Unaudited)

		Reporting Segments
		Buildings and Infrastructure	Geospatial	Resources and Utilities	Transportation
FOURTH QUARTER OF FISCAL 2019 :
Revenue		$313.6	$168.7	$135.6	$206.1
Acquired deferred revenue adjustment	(A)	0.2	—	2.5	—
Non-GAAP revenue		$313.8	$168.7	$138.1	$206.1

Operating income before corporate allocations		$92.4	$41.1	$35.5	$30.6
Acquired deferred revenue adjustment	(A)	0.2	—	2.5	—
Amortization of acquired capitalized commissions	(G)	(1.5)	—	—	—
Non-GAAP operating income before allocations		$91.1	$41.1	$38.0	$30.6

Operating margin (% of segment external net revenue)		29.5%	24.4%	26.2%	14.8%
Non-GAAP Operating margin (% of segment Non-GAAP external net revenue)		29.0%	24.4%	27.5%	14.8%

FOURTH QUARTER OF FISCAL 2018 :
Revenue		$279.9	$178.8	$129.9	$196.9
Acquired deferred revenue adjustment	(A)	7.1	—	0.2	0.1
Non-GAAP revenue		$287.0	$178.8	$130.1	$197.0

Operating income before corporate allocations		$67.2	$40.1	$35.1	$44.4
Acquired deferred revenue adjustment	(A)	7.1	—	0.2	0.1
Amortization of acquired capitalized commissions	(G)	(1.8)	—	—	—
Non-GAAP operating income before allocations		$72.5	$40.1	$35.3	$44.5

Operating margin (% of segment external net revenue)		24.0%	22.4%	27.0%	22.5%
Non-GAAP Operating margin (% of segment Non-GAAP external net revenue)		25.3%	22.4%	27.1%	22.6%

		Reporting Segments
		Buildings and Infrastructure	Geospatial	Resources and Utilities	Transportation
FISCAL YEAR 2019 :
Revenue		$1,254.2	$649.4	$568.4	$792.3
Acquired deferred revenue adjustment	(A)	4.0	—	3.0	—
Non-GAAP revenue		$1,258.2	$649.4	$571.4	$792.3

Operating income before corporate allocations		$322.1	$132.2	$166.2	$125.9
Acquired deferred revenue adjustment	(A)	4.0	—	3.0	—
Amortization of acquired capitalized commissions	(G)	(6.2)	—	(0.1)	—
Non-GAAP operating income before allocations		$319.9	$132.2	$169.1	$125.9

Operating margin (% of segment external net revenue)		25.7%	20.4%	29.2%	15.9%
Non-GAAP Operating margin (% of segment Non-GAAP external net revenue)		25.4%	20.4%	29.6%	15.9%

FISCAL YEAR 2018 :
Revenue		$1,065.5	$723.1	$567.1	$752.7
Acquired deferred revenue adjustment	(A)	22.2	—	1.0	0.4
Non-GAAP revenue		$1,087.7	$723.1	$568.1	$753.1

Operating income before corporate allocations		$239.0	$166.4	$167.4	$142.9
Acquired deferred revenue adjustment	(A)	22.2	—	1.0	0.4
Amortization of acquired capitalized commissions	(G)	(4.5)	—	(0.2)	—
Non-GAAP operating income before allocations		$256.7	$166.4	$168.2	$143.3

Operating margin (% of segment external net revenue)		22.4%	23.0%	29.5%	19.0%
Non-GAAP Operating margin (% of segment Non-GAAP external net revenue)		23.6%	23.0%	29.6%	19.0%

GAAP TO NON-GAAP RECONCILIATION
(Dollars in millions, except per share data)
(Unaudited)

		Fourth Quarter of				Fiscal Years
		2019		2018		2019		2018
		Dollar Amount	% of Revenue	Dollar Amount	% of Revenue	Dollar Amount	% of Revenue	Dollar Amount	% of Revenue
REVENUE:
GAAP revenue:		$824.0		$785.5		$3,264.3		$3,108.4
Acquired deferred revenue adjustment	(A)	2.7		7.4		7.0		23.6
Non-GAAP revenue:		$826.7		$792.9		$3,271.3		$3,132.0

GROSS MARGIN:
GAAP gross margin:		$460.0	55.8%	$435.2	55.4%	$1,780.9	54.6%	$1,681.0	54.1%
Acquired deferred revenue adjustment	(A)	2.7		7.4		7.0		23.6
Restructuring charges	(B)	0.9		—		1.1		0.5
Amortization of purchased intangible assets	(C)	22.8		28.0		94.1		103.2
Stock-based compensation	(D)	1.4		1.2		5.6		4.5
Amortization of acquisition-related inventory step-up	(E)	—		0.2		—		0.2
Acquisition / divestiture items	(F)	—		—		—		2.0
Non-GAAP gross margin:		$487.8	59.0%	$472.0	59.5%	$1,888.7	57.7%	$1,815.0	58.0%

OPERATING EXPENSES:
GAAP operating expenses:		$371.8	45.1%	$345.6	44.0%	$1,405.0	43.0%	$1,360.3	43.8%
Restructuring charges	(B)	(16.8)		(1.9)		(26.8)		(8.2)
Amortization of purchased intangible assets	(C)	(16.4)		(18.7)		(73.7)		(76.4)
Stock-based compensation	(D)	(21.5)		(22.6)		(69.4)		(72.4)
Acquisition / divestiture items	(F)	(9.0)		(4.1)		(20.5)		(36.9)
Amortization of acquired capitalized commissions	(G)	1.5		1.8		6.3		4.7
Non-GAAP operating expenses:		$309.6	37.5%	$300.1	37.8%	$1,220.9	37.3%	$1,171.1	37.4%

OPERATING INCOME:
GAAP operating income:		$88.2	10.7%	$89.6	11.4%	$375.9	11.5%	$320.7	10.3%
Acquired deferred revenue adjustment	(A)	2.7		7.4		7.0		23.6
Restructuring charges	(B)	17.7		1.9		27.9		8.7
Amortization of purchased intangible assets	(C)	39.2		46.7		167.8		179.6
Stock-based compensation	(D)	22.9		23.8		75.0		76.9
Amortization of acquisition-related inventory step-up	(E)	—		0.2		—		0.2
Acquisition / divestiture items	(F)	9.0		4.1		20.5		38.9
Amortization of acquired capitalized commissions	(G)	(1.5)		(1.8)		(6.3)		(4.7)
Non-GAAP operating income:		$178.2	21.6%	$171.9	21.7%	$667.8	20.4%	$643.9	20.6%

NON-OPERATING EXPENSE, NET:
GAAP non-operating expense, net:		$(12.9)		$(21.6)		$(31.1)		$(42.7)
Acquisition / divestiture items	(F)	0.4		1.0		(12.1)		(0.3)
Debt issuance costs	(H)	—		—		—		6.7

Non-GAAP non-operating expense, net:		$(12.5)		$(20.6)		$(43.2)		$(36.3)

			GAAP and Non-GAAP Tax Rate %		GAAP and Non-GAAP Tax Rate %		GAAP and Non-GAAP Tax Rate %		GAAP and Non-GAAP Tax Rate %
			(N)		(N)		(N)		(N)
INCOME TAX PROVISION (BENEFIT):
GAAP income tax benefit:		$(204.1)	(271)%	$(18.8)	(28)%	$(169.7)	(49)%	$(5.3)	(2)%
Non-GAAP items tax effected	(I)	7.1		11.0		41.1		47.8
Difference in GAAP and Non-GAAP tax rate	(J)	22.2		9.3		30.1		27.3
Tax reform impacts	(K)	—		17.7		—		21.3
Reserve release upon statute of limitations expiration	(L)	—		9.5		14.0		24.3
IP restructuring impacts	(M)	206.3		—		206.3		—
Non-GAAP income tax provision:		$31.5	19%	$28.7	19%	$121.8	20%	$115.4	19%

NET INCOME:
GAAP net income attributable to Trimble Inc.:		$279.3		$86.5		$514.3		$282.8
Acquired deferred revenue adjustment	(A)	2.7		7.4		7.0		23.6
Restructuring charges	(B)	17.7		1.9		27.9		8.7
Amortization of purchased intangible assets	(C)	39.2		46.7		167.8		179.6
Stock-based compensation	(D)	22.9		23.8		75.0		76.9
Amortization of acquisition-related inventory step-up	(E)	—		0.2		—		0.2
Acquisition / divestiture items	(F)	9.4		5.1		8.4		38.6
Amortization of acquired capitalized commissions	(G)	(1.5)		(1.8)		(6.3)		(4.7)
Debt issuance costs	(H)	—		—		—		6.7
Non-GAAP tax adjustments	(I) - (M)	(235.6)		(47.5)		(291.5)		(120.7)
Non-GAAP net income attributable to Trimble Inc.:		$134.1		$122.3		$502.6		$491.7

DILUTED NET INCOME PER SHARE:
GAAP diluted net income per share attributable to Trimble Inc.:		$1.11		$0.34		$2.03		$1.12
Acquired deferred revenue adjustment	(A)	0.01		0.03		0.03		0.09
Restructuring charges	(B)	0.07		0.01		0.11		0.04
Amortization of purchased intangible assets	(C)	0.16		0.18		0.66		0.71
Stock-based compensation	(D)	0.09		0.10		0.30		0.30
Amortization of acquisition-related inventory step-up	(E)	—		—		—		—
Acquisition / divestiture items	(F)	0.04		0.02		0.03		0.15
Amortization of acquired capitalized commissions	(G)	(0.01)		(0.01)		(0.02)		(0.02)
Debt issuance costs	(H)	—		—		—		0.03
Non-GAAP tax adjustments	(I) - (M)	(0.94)		(0.19)		(1.15)		(0.48)
Non-GAAP diluted net income per share attributable to Trimble Inc.:		$0.53		$0.48		$1.99		$1.94

		First Quarter of 2020
		Low End	High End
FORECASTED DILUTED NET INCOME PER SHARE:
Forecasted GAAP diluted net income per share attributable to Trimble Inc.:		$0.14	$0.18

Acquired deferred revenue adjustment	(A)	0.01	0.01
Restructuring charges	(B)	0.06	0.06
Amortization of purchased intangible assets	(C)	0.15	0.15
Stock-based compensation	(D)	0.10	0.10
Acquisition / divestiture items	(F)	0.01	0.01
Amortization of acquired capitalized commissions	(G)	(0.01)	(0.01)
Non-GAAP tax adjustments	(I) - (M)	(0.06)	(0.05)
Forecasted non-GAAP diluted net income per share attributable to Trimble Inc.:		$0.40	$0.45

FOOTNOTES TO GAAP TO NON-GAAP RECONCILIATION
(Unaudited)

To help investors understand Trimble's past financial performance and future results, as well as its performance relative to competitors, Trimble supplements the financial results that the Company provides in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. These non-GAAP measures can be used to evaluate Trimble's historical and prospective financial performance, as well as its performance relative to competitors. The Company's management regularly uses supplemental non-GAAP financial measures internally to understand, manage, and evaluate the business, and to make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Trimble believes that these non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results, provide a more complete understanding of factors and trends affecting the business. Further, Trimble believes some of the Company's investors track "core operating performance" as a means of evaluating performance in the ordinary, ongoing, and customary course of the Company's operations. Core operating performance excludes items that are non-cash, not expected to recur, or not reflective of ongoing financial results. Management also believes that looking at Trimble's core operating performance provides a supplemental way to provide consistency in period to period comparisons.
The method the Company uses to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies including industry peer companies, limiting the usefulness of these measures for comparative purposes.
Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with Trimble's consolidated financial statements prepared in accordance with GAAP. The non-GAAP financial measures included in the previous table as well as detailed explanations to the adjustments to comparable GAAP measures are set forth below:
Non-GAAP revenue
We believe this measure helps investors understand the performance of our business, as non-GAAP revenue excludes the effects of certain acquired deferred revenue that was written down to fair value in purchase accounting. Management believes that excluding fair value purchase accounting adjustments more closely correlates with the ordinary and ongoing course of the acquired company’s operations and facilitates analysis of revenue growth and business trends.
Non-GAAP gross margin
We believe our investors benefit by understanding our non-GAAP gross margin as a way of understanding how product mix, pricing decisions, and manufacturing costs influence our business. Non-GAAP gross margin excludes the effects of acquired deferred revenue that was written down to fair value in purchase accounting, restructuring charges, amortization of purchased intangible assets, stock-based compensation, amortization of acquisition-related inventory step-up, and acquisition/divestiture items associated with the acceleration of acquisition stock options from GAAP gross margin. We believe that these adjustments offer investors additional information that may be useful to view trends in our gross margin performance.
Non-GAAP operating expenses
We believe this measure is important to investors evaluating our non-GAAP spending in relation to revenue. Non-GAAP operating expenses exclude restructuring charges, amortization of purchased intangible assets, stock-based compensation, and acquisition/divestiture items associated with external and incremental costs resulting directly from merger and acquisition activities such as: legal, due diligence, integration, and other costs including the acceleration of acquisition stock options, adjustment to the fair value of earn-out liabilities, and the effects of certain acquired capitalized commissions that were eliminated in purchase accounting from GAAP operating expenses. We believe that these adjustments offer investors supplemental information to facilitate comparison of our operating expenses to our prior results.
Non-GAAP operating income
We believe our investors benefit by understanding our non-GAAP operating income trends, which are driven by revenue, gross margin, and spending. Non-GAAP operating income excludes the effects of purchase accounting adjustments to certain acquired deferred revenue and acquired capitalized commissions, restructuring charges, amortization of purchased intangible assets, stock-based compensation, amortization of acquisition-related inventory step-up, and acquisition/divestiture items from GAAP operating income. We believe that these adjustments offer an alternative means for our investors to evaluate current operating performance compared to results of other periods.

Non-GAAP non-operating expense, net
We believe this measure helps investors evaluate our non-operating income trends. Non-GAAP non-operating expense, net, excludes acquisition/divestiture gains/losses associated with unusual acquisition related items such as intangible asset impairment charges, gains or losses related to the acquisitions or sale of certain businesses and investments, and debt issuance costs. We believe that these exclusions provide investors with a supplemental view of our ongoing financial results.
Non-GAAP income tax provision
We believe that providing investors with the non-GAAP income tax provision is beneficial because it provides for consistent treatment of the excluded items in our non-GAAP presentation.
Non-GAAP net income
This measure provides a supplemental view of net income trends, that are driven by non-GAAP income before taxes and our non-GAAP tax rate. Non-GAAP net income excludes the effects of purchase accounting adjustments to certain acquired deferred revenue and acquired capitalized commissions, restructuring charges, amortization of purchased intangible assets, stock-based compensation, amortization of acquisition-related inventory step-up, acquisition/divestiture items, debt issuance costs, and non-GAAP tax adjustments from GAAP net income. We believe our investors benefit from understanding these adjustments and from an alternative view of our net income performance as compared to our past net income performance.
Non-GAAP diluted net income per share
We believe our investors benefit by understanding our non-GAAP operating performance as reflected in a per share calculation as a way of measuring non-GAAP operating performance by ownership in the company. Non-GAAP diluted net income per share excludes the effects of purchase accounting adjustments to certain acquired deferred revenue and acquired capitalized commissions, restructuring charges, amortization of purchased intangible assets, stock-based compensation, amortization of acquisition-related inventory step-up, acquisition/divestiture items, debt issuance costs, and non-GAAP tax adjustments from GAAP diluted net income per share. We believe that these adjustments offer investors a useful view of our diluted net income per share as compared to our past diluted net income per share.
These non-GAAP measures can be used to evaluate our historical and prospective financial performance, as well as our performance relative to competitors. We believe some of our investors track our "core operating performance" as a means of evaluating our performance in the ordinary, ongoing, and customary course of our operations. Core operating performance excludes items that are non-cash, not expected to recur, or not reflective of ongoing financial results. Management also believes that looking at our core operating performance provides a supplemental way to provide consistency in period-to-period comparisons. Accordingly, management excludes from non-GAAP those items relating to the effects of purchase accounting adjustments to certain acquired deferred revenue and acquired capitalized commissions, restructuring charges, amortization of purchased intangible assets, stock-based compensation, amortization of acquisition-related inventory step-up, acquisition/divestiture items, debt issuance costs, and non-GAAP tax adjustments.

(A)
Acquired deferred revenue adjustment. Purchase accounting generally requires us to write-down acquired deferred revenue to fair value. Our GAAP revenue includes the fair value impact from purchase accounting for post-contract support and subscriptions contracts assumed in connection with our acquisitions. The non-GAAP adjustment to our revenue is intended to reflect the full amount of such revenue.  We believe this adjustment is useful to investors as a measure of the ongoing performance of our business and facilitates analysis of revenue growth and business trends.

(B)
Restructuring charges. Included in our GAAP presentation of cost of sales and operating expenses, restructuring charges recorded are primarily for employee compensation resulting from reductions in employee headcount in connection with our company restructurings. We exclude restructuring charges from our non-GAAP measures because we believe they do not reflect expected future operating expenses, they are not indicative of our core operating performance, and they are not meaningful in comparisons to our past operating performance. We have incurred restructuring expense in each of the periods presented. However, the amount incurred can vary significantly based on whether a restructuring has occurred in the period and the timing of headcount reductions.

(C)
Amortization of purchased intangible assets. Included in our GAAP presentation of gross margin and operating expenses is amortization of purchased intangible assets. U.S. GAAP accounting requires that intangible assets are recorded at fair value and amortized over their useful lives. Consequently, the timing and size of our acquisitions will cause our operating results to vary from period to period, making a comparison to past performance difficult for investors. This accounting treatment may cause differences when comparing our results to companies that grow internally because the fair value assigned to the intangible assets acquired through acquisition may significantly exceed the equivalent expenses that a company may incur for similar efforts when performed internally. Furthermore, the useful life that we use to amortize our intangible assets over may be substantially different from the time period that an internal growth company incurs and recognizes such expenses. We believe that by excluding the amortization of purchased intangible assets, which primarily represents technology and/or customer relationships already developed, this provides an alternative way for investors to compare our operations pre-acquisition to those post-acquisition and to those of our competitors that have pursued internal growth strategies. However, we note that companies that grow internally will incur costs to develop intangible assets that will be expensed in the period incurred, which may make a direct comparison more difficult.

(D)
Stock-based compensation. Included in our GAAP presentation of cost of sales and operating expenses, stock-based compensation consists of expenses for employee stock options and awards and purchase rights under our employee stock purchase plan. We exclude stock-based compensation expense from our non-GAAP measures because some investors may view it as not reflective of our core operating performance as it is a non-cash expense. For the fourth quarter and fiscal years 2019 and 2018, stock-based compensation was allocated as follows:

	Fourth Quarter of		Fiscal Years
(Dollars in millions)	2019	2018	2019	2018
Cost of sales	$1.4	$1.2	$5.6	$4.5
Research and development	5.0	4.8	16.7	15.0
Sales and marketing	3.4	2.8	13.0	10.0
General and administrative	13.1	15.0	39.7	47.4
Total stock-based compensation expense	$22.9	$23.8	$75.0	$76.9

(E)
Amortization of acquisition-related inventory step-up. The purchase accounting entries associated with our business acquisitions require us to record inventory at its fair value, which is sometimes greater than the previous book value of the inventory. Included in our GAAP presentation, the increase in inventory value is amortized to cost of sales over the period that the related product is sold. We exclude inventory step-up amortization from our non-GAAP measures because it is a non-cash expense that we do not believe is indicative of our ongoing operating results. We further believe that excluding this item from our non-GAAP results is useful to investors in that it allows for period-over-period comparability.

(F)
Acquisition/divestiture items. Included in our GAAP presentation of cost of sales and operating expenses, acquisition costs consist of external and incremental costs resulting directly from merger and acquisition and strategic investment activities such as legal, due diligence, integration, and other closing costs including the acceleration of acquisition stock options and adjustments to the fair value of earn-out liabilities. Included in our GAAP presentation of non-operating expense, net, acquisition/divestiture items include unusual acquisition, investment, and/or divestiture gains/losses. Although we do numerous acquisitions, the costs that have been excluded from the non-GAAP measures are costs specific to particular acquisitions. These are one-time costs that vary significantly in amount and timing and are not indicative of our core operating performance.

(G)
Amortization of acquired capitalized commissions. Purchase accounting generally requires us to eliminate capitalized sales commissions balances as of the acquisition date. Our GAAP sales and marketing expenses generally do not reflect the amortization of these capitalized sales commissions balances. The non-GAAP adjustment to increase our sales and marketing expenses is intended to reflect the full amount of amortization related to such balances as though the acquired companies operated independently in the periods presented.  We believe this adjustment to sales and marketing expenses is useful to investors as a measure of the ongoing performance of our business.

(H)
Debt issuance costs. Included in our non-operating expense, net this amount represents incurred costs in connection with a bridge facility we put in place for the Viewpoint acquisition, costs associated with the issuance of new credit facilities and our senior notes issued in 2018 that were not capitalized as debt issuance costs, and a write-off of debt issuance costs for terminated and/or modified credit facilities. We excluded the debt issuance cost write-off from our non-GAAP measures. We believe that investors benefit from excluding this item from our non-operating income to facilitate an evaluation of our non-operating income trends.

(I)
Non-GAAP items tax effected. This amount adjusts the provision for income taxes to reflect the effect of the non-GAAP items (A) - (H) on non-GAAP net income. We believe this information is useful to investors because it provides for consistent treatment of the excluded items in this non-GAAP presentation.

(J)
Difference in GAAP and Non-GAAP tax rate. This amount represents the difference between the GAAP and Non-GAAP tax rates applied to the Non-GAAP operating income plus the Non-GAAP non-operating expense, net. We believe that investors benefit from excluding this amount from our non-GAAP income tax provision because it facilitates a comparison of the non-GAAP tax provision in the current and prior periods.

(K)
Tax reform impacts. This amount represents the provision for income taxes recorded as a result of the Tax Act enacted in December 22, 2017. The provision primarily includes a one-time tax benefit from the policy election to establish deferred taxes in relation to GILTI as created by the Tax Act. We excluded this item as it is a non-recurring expense. We believe that investors benefit from excluding this item from our non-GAAP income tax provision because it allows for period-over-period comparability.

(L)
Reserve release upon statute of limitations expiration. This amount represents a one time tax benefit resulting from a reserve release due to the expiration of statute of limitations for certain years. We excluded this because it is non-recurring and is not indicative of our core operating performance.

(M)
IP restructuring impacts. These amounts represent net deferred tax impacts resulting from a non-U.S. intercompany transfer of intellectual property, consistent with changes in tax laws and our international business operations. We excluded this because it is not indicative of our core operating performance.

(N)
GAAP and non-GAAP tax rate percentages. These percentages are defined as GAAP income tax provision as a percentage of GAAP income before taxes and non-GAAP income tax provision as a percentage of non-GAAP income before taxes. We believe that investors benefit from a presentation of non-GAAP tax rate percentage as a way of facilitating a comparison to non-GAAP tax rates in prior periods.